Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Form 8-K/A of SouthState Corporation and subsidiaries of our report dated February 24, 2023, except for Note 28, as to which the date is February 21, 2025, with respect to the consolidated financial statements of SouthState Corporation and subsidiaries for the year ended December 31, 2022, which report is included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

March 5, 2025